EXHIBIT 99.2

Q4-07 Earnings Call

Jane Todd Introduction

Thank you Matt.

Good afternoon. I would like to welcome everyone to SMTC’s fourth quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer and Steve Hoffrogge, SMTC’s Senior Vice President Business Development.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John Caldwell.

John Caldwell

Thanks Jane and good afternoon everyone.

We released our fourth quarter and 2007 full year results a few minutes ago. For those who have seen the release, you will note that we reported a solid quarter. We returned the company to profitability on sequential revenue growth.

By way of the agenda for today’s call, I will make some high level comments on the fourth quarter and 2007 overall. Jane will then take you through our quarterly and annual results in more detail. Following Jane, we have asked Steve Hoffrogge, our Senior Vice President Business Development to provide some color on new customers and current market conditions. I will then talk about two strategic initiatives that are underway and then finish up with comments on our outlook for 2008.

We finished 2007 with a solid quarter with revenue at $67 million up $13 million or 24% over the third quarter. We also returned to profitability with $3.4 million in EBITDA and net earnings of $1 million. For those on the call last quarter, you may recall that we stated that Q3 was an extremely unusual quarter in which 19

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of our top 20 customers produced lower revenue than the preceding quarter. In Q4 our customers’ traditional order patterns returned, with 17 of 20 customers posting revenue gains over Q3. With increased revenue, our margins also strengthened in absolute dollar and percentage terms, resulting in a much improved bottom line.

Let me now comment on the 2007 overall. I would characterize the year as satisfactory. In fact, we had three good quarters but poor results in Q3 turned an otherwise excellent year into a satisfactory one. Revenue at $256 million was about 2% or $6 million below 2006 the result of the effect of softness in certain end customer markets, customer products going end of life offset to a large degree by revenue from ramping new customers acquired in 2006. Net income of $2.7 million was also lower than 2006. On a positive note, we generated almost $25 million in positive cash flow from a combination of earnings and much improved working capital management. This cash was applied to reduce debt to $21 million at year end, the lowest level in eight years.

With these comments, let me now turn this over to Jane Todd for more color on the quarter and year.

Jane Todd

Thanks John.

As expected, revenue bounced back to more traditional levels in the fourth quarter of 2007 increasing 24% over the third quarter; a solid close for what we consider a satisfactory year at SMTC. I’ll comment more fully on our results including a quarterly comparison to Q3 and a review of our annual results.

For the fourth quarter of 2007, the Company reported revenue of $66.8 million compared to revenue of $54.0 million in Q3; a 24% improvement. I will note Q4 of last year was a record quarter for the Company, with exceptional revenue as a result of the industry conversion to nonleaded components pushing revenue from Q3 to Q4 which makes a direct comparison limited at best, as such, I will comment more on our quarterly results versus the more recent Q3 of 2007. As John mentioned, growth in Q4 was supported by increased orders from the majority of our customers, 17 of our top 20, directly opposite what we saw in Q3 and a testament to what we considered at the time to be an aberration. We continue to see growth from new customers, in the fourth quarter we recorded $5 million in revenue from recently added customers. Steve will address more fully our new customers. Of our top 10 customers, nine showed sequential growth.

Q4-07 Earnings Call

Revenue distribution for the fourth quarter remained relatively stable compared to last quarter. The industrial segment remained at 69%, communications at 16% and the computing and networking segment at 14%. We continue to have a well diversified customer base; something that we believe serves us well in the face of a weaker US economy. Our top ten customers accounted for 84% of the quarter’s total revenue compared with 83% last quarter. For the past several quarters this has remained relatively unchanged.

For the year, revenue of $256.4 million was relatively flat compared to revenue of $262.8 million last year. The $6 million change in revenue represents a decrease of 2%. The decrease in revenue is largely due to an expected decline in revenue from a long standing customer as one of their products moved to end of life, certain customers impacted by the slow down in the construction and semi-conductor industries, and typical product life cycle patterns with other long standing customers. These declines were almost entirely offset by growth in revenue from two of our largest long-standing customers and $12 million in revenue from newer customers. The growth in our two larger customers is primarily the result of success in their respective end markets, in addition to the impact of ramping one of them in 2006; a new customer added in late 2005.

Gross margin for the quarter was $6.4 million or 9.5% of revenue compared to 6.3% last quarter, returning our margins to our expected longer term range of 9-10%. Margins in Q4 benefited from higher revenue, the effect of increased plant utilization, leveraging other fixed costs and continued cost containment. Overall for the year, margins were 8.6% compared to 10.0% last year. Margins in 2007 were put under pressure by decreased revenue and higher labor costs, largely caused by the strengthening of the Canadian dollar.

In the quarter, selling, general and administrative costs were $4.2 million or 6.3% of revenue, compared to $2.7 million or 5.0% of revenue last quarter, reflecting the costs of implementing Sarbanes-Oxley and increased travel and training as a result of our new strategic initiatives that John will speak to as well as the impact of the Canadian dollar, plus Q3 included a $1 million recovery for stock based compensation marked to market. For the year, SG&A has decreased from $15.2 million or 5.8% of revenue to $14.6 million or 5.7% of revenue mainly due to lower variable compensation. We expect SG&A costs typically will remain in the 5%-6% range.

Let me now talk to earnings for which we have delivered 11 profitable quarters in the past 12. Net income in Q4 was $1.0 million, or $0.07 per share, compared with a loss of $1.2 million, or $0.08 per share, for Q3. For the year, net income

Q4-07 Earnings Call

was $2.7 million compared to the prior year’s net income of $10.5 million. The prior year included $5.5 million in one-time items, the current year includes $0.9 million in one-time items; prior to these one-time items, net income was $5.0 million in 2006 and $1.8 million in 2007. Net income was negatively impacted by somewhat lower revenue and higher costs, including the impact of the higher Canadian dollar, however, despite these higher costs, had Q3 been a typical quarter, net income would have been more in line with last year.

For those who prefer to track our results on an EBITDA basis, for Q4 EBITDA was $3.4 million compared to $1.7 million in Q3. On a percentage basis, Q4 EBITDA was 5.0% of revenue, ranking among the best in the industry. For the year, EBITDA was $12.3 million.

Now to talk about cash and debt reduction, a key area of focus for the Company and an area where we excelled at in 2007. In the quarter, the Company generated approximately $2.3 million in cash from operating activities. For 2007, the Company generated $24.7 million in cash from operations, of which $20.6 million was used to pay down long term debt. Capital expenditures were made selectively totaling $2 million. At the end of the year the Company reported debt of $21.0 million, the lowest level in eight years. The Company is now operating under its credit facility put in place in Q3. With this new credit facility we have seen a reduction in interest rates. Let me know turn to working capital.

As you know we were not satisfied with inventory levels in the past and we have made concerted efforts to reduce inventory including strengthening our supply chain team and leadership. We have seen gradual improvement over the past several quarters culminating in an outstanding Q4 with inventory being reduced by $6.0 million in the quarter; inventories were reduced $12.0 million in the year. Inventory was $30.1 million or 47 days for the quarter. In addition to investment in the supply chain team, we have improved systems and processes and generally increased the focus on inventory management.

Accounts receivable was $38.7 million, up from last quarter’s $34.9 million as a result of the increased level of revenue but days improved from 59 days to 53 days as a result of improved collections.

Accounts payable was $37.2 million or 56 days, compared with $39.4 million or 71 days in the third quarter of 2007. The reduction in days was largely due to timing of payments in the quarter.

To summarize, we are satisfied with both our results for the quarter and for the year however there is room for continued improvement as we drive for growth

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and increased profitability. We are very pleased with our ability to generate cash and pay down debt and this will continue to be an area of focus.

Let me now turn the call over to Steve Hoffrogge.

Steve Hoffrogge

Thanks Jane.

As we look back on 2007, there a couple of comments I would like to make regarding our progress in new customer acquisition and the pace at which we see new customers accelerating towards full production run rates.

2007 revenue generated from new customers won in 2006 grew over 300% year to year to approximately $16 million as these relationships continued to make progress towards full production run rates. As is typical in our industry, the time frame from initial new customer introduction activities to full production run rates can easily exceed 12 months. As we look forward to 2008, new customers acquired over the past three years are estimated to grow approximately 20% year over year and will make up approximately 30% of SMTC’s estimated 2008 revenue.

SMTC initiated a number of new customer relationships in 2007 which will continue to ramp in scale of activity and revenue contribution as we progress through 2008. Our disclosure of specific new customer wins is predicated on our customer’s approval, the execution of a contractual agreement and a defined path to production revenue levels.

Two (2) of our more recent wins include relationships with Thales and Media5 Corporation.

SMTC was selected by Thales Rail Signalling Solutions in Q4 of 2007 to provide rack and sub-system manufacturing services supporting their integrated urban rail communication and control system solutions. The scope of our relationship with Thales includes metal fabrication and rack/sub-system assembly and test through our Enclosure Systems facility in Franklin Massachusetts and printed circuit board assembly supported by our Markham, Ontario operations. Production shipments will commence this month and SMTC anticipates steady revenue growth from our relationship with Thales based on our solid operational execution, increased share of their outsourcing spend and growth of their end markets. This win represents a significant opportunity for our Enclosure Systems Division and SMTC is proud to add a marquee OEM like Thales to our list of customer partnerships.

Q4-07 Earnings Call

Mediatrix Telecom, a division of Media5 Corporation, selected SMTC as its manufacturing counterpart in late 2007. SMTC will provide full product manufacturing for Mediatrix’s Voice Over Internet Protocol (VoIP) access devices and enterprise gateways. New customer introduction activities commenced in Q4 2007 and will continue through Q1 2008 with volume production being supported out of our Chihuahua, Mexico facility. The selection of SMTC by Mediatrix underscores our ability to provide cost effective North American manufacturing to OEMs looking for full product and support solutions.

I would like to end my comments by providing some color around our prospective customer pipeline as we entered into 2008. First, our list of potential customer where we are in discussions has never been stronger with the depth of significant opportunities for fabrication/enclosures, printed circuit board assembly and full product builds representing well in excess of a $100 million in opportunity. While our expectation is not to win 100% of these opportunities, this strong backlog of potential activity is a good indicator of our anticipated new customer win performance for 2008. We see strong representation across our key industry verticals and a balance of opportunities between OEM’s looking to outsource operations for the first time and those who are looking to make a change in their current outsourcing strategy. As we have discussed in the past, competition remains stiff and the overall sales cycle from initial discussion to full volume production can easy span 12-18 months. We have a compelling message of differentiation, increased market awareness and an effective sales process. Our strong prospective customer pipeline when combined with the expansion of capabilities John will highlight later in the call point to an exciting year for SMTC.

With that I will turn the call over to John Caldwell.

John Caldwell

Thank you, Steve.

As Steve indicated, our achievements in 2007 go beyond our financial results. Our success in attracting new customers and building a strong pipeline bodes well for 2008.

Let me now share with you two important strategic initiative we have underway.

As many on this call know, we have a successful enclosures business located in Franklin, Massachusetts. This division does precision metal fabrication and larger

Q4-07 Earnings Call

scale systems integration. It serves several customers in data storage, semiconductor capital equipment, communications and other industrial sectors.

In working with both current and prospective customers, we identified the opportunity to expand revenue by offering customers lower cost metal fabrication and system integration by establishing a manufacturing site in Mexico. Customer products that are well suited for this facility have a relatively high labor component where labour savings more than offset typically higher logistics costs.

We are currently commissioning a new precision metal fabrication operation in a dedicated building on our current 225,000 square foot Chihuahua Mexico site. This operation will offer customers sheet metal fabrication, electromechanical assembly, medium to large scale systems integration and test. We expect this new facility will become operational in the second quarter.

In parallel with the expansion of our Mexico manufacturing, we are also well along with completing a new dedicated manufacturing facility in China in conjunction with our Hong Kong based partner. While it is premature to discuss this in detail, I can say that the new operation will span about 40,000 square feet initially and with six surface mount lines. We expect the site to be fully operational in the early part of the second quarter. We plan to make a formal detailed announcement in the next month or so.

Finally, let me discuss with you our outlook for 2008. As we stated in our press release, we enter 2008 with the broadest capability in the Company’s history combined several newer customers ramping production and a robust pipeline of prospective customers. We believe that despite a challenging economy, we are positioned to substantially improve earnings, grow revenue and continue to reduce debt through positive cash generation. Our growth will come primarily from newer customers, with aggregate revenue from long-standing customers remaining relatively stable. We expect the last half of the year to be stronger as newer customers ramp to production combined with traditional seasonality with certain other customers. Because our visibility into our customers end markets is limited and our revenue is entirely dependent on our customers’ success, we will monitor our progress carefully and update our annual directional guidance each quarter.

Open for questions.